EXHIBIT 21

MatlinPatterson FA Acquisition LLC

520 Madison Avenue, 35th Floor

New York, New York 10022-421

February 22, 2013

Via Hand  Delivery, Email and Facsimile

Gleacher & Company, Inc.

1290 Avenue of the Americas

New York, NY 10104

Attention: Corporate Secretary

Re:	Notice of Intent to Nominate Directors and Submit Nominees for Election

Ladies and Gentlemen:

This letter constitutes a notice of intent by MatlinPatterson FA Acquisition LLC (the “Record Holder”) to nominate eight persons for election as directors of Gleacher & Company, Inc. (the “Company”) at the 2013 Annual Meeting of Stockholders of the Company (the “2013 Annual Meeting”), and to submit its nominees for election at the 2013 Annual Meeting. This notice is being provided to you pursuant to Section 2.12 of the Company’s Amended and Restated Bylaws, effective April 19, 2012 (the “Bylaws”).

The Record Holder hereby certifies that it beneficially owns 35,568,261 shares of the Company’s common stock (the “Common Stock”) and is the record owner of 35,568,261 shares of the Common Stock. Additionally, the Record Holder is a joint filer of a Schedule 13D filing, as amended, with the Securities and Exchange Commission, with other filers as set forth therein (including Mark Patterson, a current director of the Company).

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The Record Holder and the other members of the MP Group hereby notify the Company pursuant to Section 2.12 of the Bylaws that they intend to nominate the following individuals (each, an “MP Nominee” and collectively, the “MP Nominees”) for election to the Board at the 2013 Annual Meeting:

Mark R Patterson

Christopher R. Pechock

Carl W. McKinzie

Jaime Lifton

Edwin M. Banks

Keith B. Hall

Nasir A. Hasan

Marshall Cohen

Enclosed is the written consent of each MP Nominee to be named in the proxy statement of the MP Group (as defined below) and to serve as a director of the Company if elected. The Record Holder represents: (1) it is a beneficial owner of Common Stock entitled to vote at the 2013 Annual Meeting and intends to appear (or will direct a qualified representative of the Record Holder to appear) in person or by proxy at such meeting to nominate the MP Nominees; and (2) it is part of the MP Group and the MP Group intends to deliver a proxy statement and form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the nominees.

Set forth below is certain information, including that required by Section 2.12 of the Bylaws.

(1) As to the proposed MP Nominees:

A.          Name, Age and Business Address

Name	Age	Director Since	Business Address

Mark R Patterson	61	2007	MatlinPatterson Global Advisers LLC 520 Madison Avenue, 35th Floor New York, New York 10022-4213

Christopher R. Pechock	48	2007	MatlinPatterson Global Advisers LLC 520 Madison Avenue, 35th Floor New York, NY 10022-4213

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Carl W. McKinzie	73	n/a	10900 Wilshire Boulevard, Suite 850 Los Angeles, CA 90024-6531

Jaime Lifton	52	n/a	Persephone Capital Partners PO Box 198 East Setauket, NY 11733

Marshall Cohen	77	2007	Scotia Plaza, Suite 2100 40 King Street West Toronto, Ontario, Canada M5H 3C2

Nasir A. Hasan	63	n/a	8918 Winged Bourne Road, Charlotte, NC 28210

Keith B. Hall	59	n/a	17204 Connor Quay Court, Cornelius, NC 28031

Edwin M. Banks	50	n/a	Washington Corner Capital Management 140 Washington Corner Road Bernardsville, NJ 07924

B.         Principal Occupation or Employment, Education, Directorships and Qualifications

Mark R Patterson	Professional Experience: Mr. Patterson became a director of the Company following the completion of the Company's private placement with the Record Holder in September 2007. Mr. Patterson is, and has been, Chairman of MatlinPatterson Asset Management L.P. (“MAMLP”) since its formation in 2010. The principal business of MAMLP is to organize, acquire and sponsor alternative investment managers that participate in credit strategies. In addition, from 2002 through 2012 he was Chairman of MatlinPatterson Global Advisers LLC (“MP Global Advisers”), which he co-founded. The principal business of MP Global Advisers is to serve as investment adviser to various investment funds controlled by Mr. Patterson and David J. Matlin. MAMLP and MP Global Advisers are affiliates of the Company. Mr. Patterson has over 35 years of financial markets experience, principally in merchant, investment and commercial banking, at Credit Suisse (where he was Vice Chairman from 2000 to 2002), Scully Brothers & Foss L.P., Salomon Brothers Inc., and Bankers Trust Company. Education: Mr. Patterson holds degrees in law (BA, 1972) and economics (BA Honors, 1974) from South Africa's Stellenbosch University and an MBA (with distinction, 1986) from New York University's Stern School of Business.

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Other Boards and Appointments: Mr. Patterson also serves on the Dean's Executive Board of the NYU Stern School of Business. He previously served on the boards of Allied World Assurance in Bermuda, Flagstar Bancorp, Inc., NRG Energy, Inc., Compass Aerospace, Polymer Group, Inc. and Oxford Automotive, Inc.
Director Qualifications: Mr. Patterson has significant experience, expertise and background in the financial markets, including with respect to risk management, investment and strategic planning matters. With his financial markets experience and his experience as a member of the boards of other public companies, Mr. Patterson continues to provide key insight to the Board. Furthermore, given Mr. Patterson's relationship with the MP Group, the MP Group believes that his interests will be closely aligned to those of the Company's stockholders and he provides the Board with the perspective of a major stockholder.
Christopher R. Pechock	Professional Experience: Mr. Pechock became a director of the Company following the completion of the Company's private placement with the Record Holder in September 2007. He has been a partner at MP Global Advisers since its inception in July 2002. Mr. Pechock has been active in the securities markets for over 18 years. Prior to July 2002, Mr. Pechock was a member of Credit Suisse's Distressed Group, which he joined in 1999. Before joining Credit Suisse, Mr. Pechock was a Portfolio Manager and Research Analyst at Turnberry Capital Management, L.P. (1997-1999), a Portfolio Manager at Eos Partners, L.P. (1996-1997), a Vice President and high yield analyst at PaineWebber Inc. (1993-1996) and an analyst in risk arbitrage at Wertheim Schroder & Co., Incorporated (1987-1991).
Education: Mr. Pechock holds an MBA from Columbia University Graduate School of Business (1993) and a BA in Economics from the University of Pennsylvania (1987).
Other Boards and Appointments: Mr. Pechock serves on the board of Renewable Biofuels Inc. He previously served on the boards of COMSYS IT, Compass Aerospace, Goss International, Huntsman Corporation, XL Health Corporation, Leprechaun Holding Company LLC and FXI Holdings, Inc.
Director Qualifications: Mr. Pechock has brought to the Board his experience as a partner of MP Global Advisers and expertise in the securities markets and continues to provide key insight to the Board. Furthermore, given Mr. Pechock's relationship with the MP Group, the MP Group believes that his interests will be closely aligned to those of the Company's stockholders and he provides the Board with the perspective of a major stockholder.

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Carl W. McKinzie	Professional Experience: Mr. McKinzie was the Chief Executive Officer of FirstFed Financial Corporation, a savings and loan holding company, from September 2010 through January 2012. FirstFed Financial Corporation is not a subsidiary, parent or affiliate of the Company. Prior to that Mr. McKinzie had served as a partner and then of counsel at Bingham McCutchen LLP, an international law firm, since 1980.
Education: Mr. McKinzie holds a BA and an MBA from Texas Tech University and a JD from Southern Methodist University. Other Boards and Appointments: Mr. McKinzie serves on the board of The Welk Group, Inc., Welk Hospitality Group, Inc., California Beach Restaurants, Inc. and Leuen Inc. He previously served on the boards of IXC Communications, Inc., Corporesano Holdings LLC and Leprechaun Holding Company LLC.
Director Qualifications: Mr. McKinzie has over 40 years of experience as a corporate attorney, providing legal services to clients in a wide variety of industries.
Jaime Lifton	Professional Experience: Mr. Lifton has been the Chief Executive Officer, co-founder and managing partner of Persephone Capital Partners LLC, a middle-market private equity firm, since 2012. Prior to that, he was Managing Director of JPMorgan Securities Fixed Income/Capital Markets Division, a leading financial services firm, from 1998 through 2012. Each of Persephone Capital Partners and JP Morgan is not a subsidiary, parent or affiliate of the Company.
Education: Mr. Lifton holds an MBA from Baruch College and a B.A. in Economics from SUNY at Stony Brook.
Other Boards and Appointments: He currently serves as a director of Renewable Biofuels Inc. and Persephone Capital Partners where he has served since 2009 and 2012, respectively. Mr. Lifton served on the board of Safety Kleen, Inc. from 2006 through 2012 and Bally Total Fitness Holding Corporation from 2011 to 2012.
Director Qualifications: Mr. Lifton has over 25 years of experience in corporate finance, capital markets, private equity/distressed investing and corporate restructuring.
Edwin M. Banks	Professional Experience: Mr. Banks is the founder and has been the managing partner of Washington Corner Capital Management L.P., a registered investment advisor, since 2007. The principal business of Washington Corner Capital Management is to provide financial investment advice and services to clients. Washington Corner Capital Management is not a subsidiary, parent or affiliate of the Company. Prior to that Mr. Banks was with WR Huff for 18 years where he held a variety of titles including Senior Portfolio Manager of WR Huff's high yield accounts and Chief Investment Officer of the Huff Alternative Fund.

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Education: Mr. Banks holds an MBA and a B.A in History from Rutgers University.
Other Boards and Appointments: Mr. Banks served on the board of CVS/Caremark from 1999-2012, CKX Entertainment from 2005-2011 and Virgin Media from 2002-2009
Director Qualifications: Mr. Banks has over 24 years of experience in institutional investment management.
Keith B. Hall	Professional Experience: Mr. Hall has been an independent corporate director since 2004. Mr. Hall served as Executive Vice President and Chief Financial Officer for Education Dynamics, an internet lead-generation company serving the post-secondary education market, from April through November 2012. Education Dynamics is not a subsidiary, parent or affiliate of the Company. Mr. Hall's previous employment was at LendingTree, LLC where he served as Senior Vice President and Chief Financial Officer from 1999 to 2007. LendingTree was the fourth public company where Mr. Hall was Chief Financial Officer that was subsequently acquired.
Education: Mr. Hall holds an MBA from Harvard Business School and a B.A in Business Administration and Economics from Coe College in Idaho.
Other Boards and Appointments: Mr. Hall serves on the boards of The Street, Inc. (since 2012), Tectura, Inc. (since 2008). and WhiteFence, Inc. (since 2011), and has served on the boards of MTM Technologies, Inc. (2008-2012), Polymer Group, Inc. (2008-2011), and Electronic Clearing House (2007-2008), NewRiver, Inc. (2004-2010), CoreLogic, Inc. (2008-2010), Ikonisys, Inc. (2008-2009).
Director Qualifications: Mr. Hall has over 30 years’ experience in finance. He has a broad perspective from his various public and private company board room experiences, ranging from internet start-ups to large-cap, international firms.
Marshall Cohen	Professional Experience: Mr. Cohen is counsel (retired) at Cassels, Brock & Blackwell LLP, Barristers and Solicitors, a full service law firm in Toronto, which he joined in 1996. Mr. Cohen was President and Chief Executive Officer of The Molson Companies Ltd. from 1988 through 1996. Prior to that, he was a senior official with the Government of Canada for 15 years, holding various appointments including Deputy Minister of Energy, Industry Trade & Commerce, and Finance. Mr. Cohen is a member of member of the Company’s Audit Committee, Executive Compensation Committee, the Directors and Corporate Governance Committee and the Special Committee.

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Education: Mr. Cohen holds a B.A. from the University of Toronto, a law degree from Osgoode Hall Law School and a Master's Degree in Law from York University.

Other Boards and Appointments: Mr. Cohen serves on the board of directors of TD Ameritrade (since 2009) and as Chairman of the Audit Committee and a member of the Governance Committee of such board. He also serves on the board of directors of TriMas Corporation (since 2005) and as a member of each of the Audit Committee and Compensation Committee and as Chairman of the Governance Committee of such board. During the past five years, Mr. Cohen has also served on the boards of Toronto Dominion Bank, Barrick Gold Corporation, and American International Group, Inc. In addition, Mr. Cohen recently retired as Chairman of the Board of Governors of York University and is an honorary director or governor of a number of non-profit organizations, including the C.D. Howe Institute and Mount Sinai Hospital. Mr. Cohen is an Officer of the Order of Canada.

Director Qualifications: Mr. Cohen brings valuable legal, financial, operational, strategic and compliance-based expertise to our Board with his past experience as the chief executive officer of a large Canadian public company with international operations. Mr. Cohen's extensive knowledge and experience in management, governance and legal matters involving publicly-held companies brings additional management, governance and legal experience to our Board. In addition, his independence and experience serving on the boards of other public companies has enhanced the Board's ability to lead the Company
Nasir A. Hasan	Professional Experience: Mr. Hasan has been a private financial advisor since June 2010. Prior to that Mr. Hasan was head of Strategic Transactions and a member of the Leadership Committee with Ally Financial, a company that provides automotive financing products and services around the world, from March 2008 - May 2010. Rescap, a mortgage financing subsidiary of Ally Financial filed for bankruptcy in May 2010. Ally Financial is not a subsidiary, parent or affiliate of the Company.
Education: Mr. Hasan holds an MBA and a B.S from the University of California, Berkeley.
Other Boards and Appointments: None.
Director Qualifications: Mr. Hasan has over 35 years of experience in banking and financial markets, primarily as a Managing Director with Bankers Trust Company and Bank of America.

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        The Record Holder believes that each of the MP Nominees would be deemed “independent” under the NASDAQ listing standards and for the purposes of Item 407(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Record Holder also believes that Kevin Hall and Edwin Banks would each qualify as an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Exchange Act, and that each of them has the accounting and related financial management expertise within the meaning of the NASDAQ listing standards.

C.         Shares Owned Either Beneficially or Of Record (Directly or Indirectly)

Name of MP Nominee*	Class of Stock	Amount

Mark R. Patterson	Common	35,568,261 *
Christopher R. Pechock	Common	—

Carl W. McKinzie	Common	—
Jaime Lifton	Common	—
Edwin M. Banks	Common	—
Keith B. Hall	Common	—
Nasir Hasan
Marshall Cohen	Common	457,031**

*See ownership description below. None of the MP Nominee’s associates are record or beneficial owners of any Common Stock of the Company.

** Represents options to purchase Common Stock.

D.          Director Compensation and Meeting Attendance

The following lists director compensation for each of the MP Nominees that served as a director of the Company in 2012.

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Director Compensation

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards(1) ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings	All other compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Mark Patterson	—	—	—	—	—	—	—
Chris Pechock	—	—	—	—	—	—	—
Marshall Cohen	—	—	$115,000	—	—	—	$115,000

(1) Mr. Cohen’s option grant for 273,810 shares of Common Stock was made on May 24, 2012 with an exercise price of $0.87 per shares in lieu of payment of a non-employee director annual retainer of $50,000, an audit committee member annual retainer of $15,000 and a $50,000 annual discretionary equity grant. The Record Holder believes the amounts set forth in the Option Awards columns represent the grant date fair value of awards made by the Company in fiscal year 2012 and that grant date fair value has been determined in accordance with Financial Accounting Standards Board's Accounting Standards Codification Topic 718 "Compensation — Stock Compensation" ("ASC 718"). The total number of option awards outstanding for Mr. Cohen at December 31, 2012 is 457,031.

During 2012, each incumbent MP Nominee director attended in excess of 75% of the aggregate of the meetings of the Board and meetings of the committees on which he serves. The only MP Nominee director that serves on any committee is Marshall Cohen who is a member of the Audit Committee, Executive Compensation Committee, the Directors and Corporate Governance Committee and the Special Committee.

 E.          Interest of Certain Persons in Matters to be Acted Upon

Except as otherwise set forth herein, each MP Nominee is not, nor has he or she been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

Except as otherwise set forth herein, each MP Nominee does not have, nor do any of his or her associates have, any arrangement or understanding with any person with respect to any future employment with the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

 F.         Other Information

Material Proceedings Adverse to the Company

To each of the MP Nominee’s knowledge, there are no material proceedings to which such MP Nominee, or any of his associates or affiliates, is a party adverse to the Company or any of its subsidiaries, and no MP Nominee nor any of his associates or affiliates has a material interest adverse to the Company or any of its subsidiaries.

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G.           Family Relationships

There are no family relationships between any MP Nominee and any executive officer or between any MP Nominees.

H.           Relationships between the Nominee and the Company, Affiliates of the Company, the Record Holder and the MP Group

Except as otherwise described herein, the MP Nominees have no direct or indirect material interest in any contract or agreement between the MP Group or any member of the MP Group, any MP Nominee and/or the Company or an affiliate of the Company (including any employment agreement, collective bargaining agreement or consulting agreement). There is no material pending or threatened legal proceeding in which the MP Nominee is a party or material participant, and that involves the Company, any of its executive officers or directors, or any affiliate of the Company. Except as otherwise described herein, there is no material relationship between the Record Holder or any member of the MP Group, any MP Nominee, and/or the Company or any affiliate of the Company.

I.            Transactions In Stock of the Company

The following transactions are the only transactions during the past two years with regard to the Common Stock made by any of the MP Nominees and members of the MP Group:

Name	Transaction Date	Number of Shares of Common Stock Purchased (Sold)
Jay Lifton	8/8/11	1,000
Jay Lifton	7/31/12	(1,000)

J.           Arrangements or Understandings with Other Persons

Messrs. Patterson and Pechock have agreements with the limited partnerships and companies managed and advised by MP Global Advisers, whereby they are indemnified by the limited partnerships and companies for any liabilities they may incur in connection with their duties, including the MP Group’s intended solicitation of proxies for use at the 2013 Annual Meeting of Stockholders of the Company. Those limited partnerships and companies will also reimburse Messrs. Patterson and Pechock for any expenses that they reasonably incur in connection with the MP Group’s intended solicitation of proxies for use at the 2013 Annual Meeting of Stockholders of the Company. To each of the MP Nominee’s knowledge, each such nominee has no arrangement or understandings with any other person pursuant to which he or she was or is to be selected as a director or nominee for election as a director of the Company.

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K.          Absence of Involvement in Certain Legal Proceedings

To the knowledge of each MP Nominee and based on information in his possession, no MP Nominee (other than Mr. Nasir Hasan as indicated above) has been involved during the past ten years in any of the proceedings specified in Item 401(f) of Regulation S-K of the Exchange Act.

L.          Absence of Certain Transactions

To the best knowledge of each of the MP Nominees, and based on information in his possession, since the beginning of the Company’s last fiscal year, no MP Nominee nor any member of his or her immediate family or associates has had any direct or indirect material interest in any transaction in which the Company was or is a participant, and no MP Nominee nor any member of his immediate family or associates has any direct or indirect material interest in any currently proposed transaction in which the Company is to be a participant.

M.          Section 16 Compliance

Since the beginning of the Company’s last fiscal year, Messrs. Patterson and Pechock have timely filed all reports required under Section 16 of the Exchange Act with respect to the Common Stock of the Company. The other MP Nominees are not required to file reports under Section 16 of the Exchange Act with respect to the Common Stock of the Company.

(2) As to the Nominator (MatlinPatterson FA Acquisition LLC):

A. Name and Address

MatlinPatterson FA Acquisition LLC

MP II Preferred Partners L.P.

MP Preferred Partners GP LLC

MatlinPatterson PE Holdings LLC (f/k/a MatlinPatterson Asset Management LLC)

MatlinPatterson LLC

Mark R. Patterson

David J. Matlin

c/o MatlinPatterson Global Advisers LLC

520 Madison Avenue, 35th Floor

New York, New York 10022-4213

The “MP Group,” currently consists of the following persons and entities:

☐	MatlinPatterson FA Acquisition LLC, a Delaware limited liability company (“MP FAA” or, as previously defined, the Record Holder).

☐	MP II Preferred Partners L.P. (“MP II Preferred Partners”), a Cayman Islands limited partnership and the holder of all the membership interests of the Record Holder.

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☐	MP Preferred Partners GP LLC ("MP II Preferred Partners GP"), a Delaware limited liability company and the general partner of MP II Preferred Partners.

☐

MatlinPatterson PE Holdings LLC (f/k/a MatlinPatterson Asset Management LLC) (“MPEH”),

a Delaware limited liability company and as the holder of all of the membership interests in MP Preferred Partners GP.

☐	MatlinPatterson LLC (“MP LLC”), a Delaware limited liability company and the holder of all the membership interests of MPEH.

☐	David J. Matlin, an individual and holder of 50% of the membership interests in MP LLC.

☐	Mark Patterson, as an individual, current director of the Company and holder of 50% of the membership interests in MP LLC.

The business address of each of the members of the MP Group is c/o MatlinPatterson Global Advisers LLC, 520 Madison Avenue, 35th Floor, New York, New York 10022-4213. The principal business of: (i) the Record Holder is to invest in equity and debt securities of companies; (ii) MP II Preferred Partners is investing in equity and debt securities of companies; (iii) MP II Preferred Partners GP is to serve as general partner of MP II Preferred Partners; (iv) MPEH is owning MP II Preferred Partners GP and other investment vehicles; and (v) MP LLC is owning MPEH. David J. Matlin’s principal occupation is acting as Chief Executive Officer of MP Global Advisers and Mark R. Patterson's principal occupation is acting as Chairman of MP Global Advisers. David J. Matlin and Mark R. Patterson are both citizens of the United States of America.

No other stockholder other than members of the MP Group is known to the MP Group to be supporting the MP Nominees as nominees.

N.          Record and Beneficial Ownership

The Record Holder is the record and beneficial owner of 35,568,261 shares of Common Stock and is a member of the MP Group. Each of the members of the MP Group may be deemed to beneficially own all such shares of Common Stock.

* * *

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The Record Holder believes this notice complies with the Company’s Bylaws. If the Company’s Board or a committee thereof believes this notice is incomplete or otherwise deficient in any respect, please contact Mr. Weiss immediately so that the Record Holder may promptly address any alleged deficiencies.

Very truly yours,

MatlinPatterson FA Acquisition LLC

By:	/s/Robert H.Weiss
Name: Robert H. Weiss
Title: Vice President and General Counsel

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